Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:

Dr. Joseph Rubinfeld, Chairman and Chief Executive Officer, SuperGen Inc.,  800-353-1075, ext. 233

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc.,

800-353-1075, ext. 111

SuperGen closes private placement of

$21.25 million of convertible notes

No warrants to purchase shares of SuperGen common stock involved in new transaction; company also restructures outstanding notes

DUBLIN, Calif., June 25, 2003 — SuperGen, Inc. (NASDAQ: SUPG) today announced that it has completed a private placement of $21.25 million of senior convertible notes to a group of existing institutional investors.

The notes have a final maturity date of December 31, 2004 and bear interest at a rate of 4 percent per annum. Interest is payable at SuperGen’s option in cash or, subject to certain conditions, in shares of SuperGen common stock.

The notes are convertible at the investors’ option at any time into SuperGen common stock at a fixed conversion price of not less than $6.00 or more than $8.00. No warrants to purchase shares of common stock of SuperGen were issued in this private placement.

The principal amount of the notes will generally be repaid by SuperGen in four quarterly installments commencing nine months after closing. SuperGen, at its option, may meet its payment obligations in any combination of cash or shares of SuperGen common stock, provided certain conditions are met.

In addition, SuperGen announced that the holders of its outstanding 4 percent senior exchangeable convertible notes issued in February 2003 converted half of such notes ($10,625,000 principal amount) plus accrued and unpaid interest thereon into shares of SuperGen common stock at the fixed conversion price of $4.25 of such notes, thereby causing the remaining $10,625,000 principal amount of the outstanding notes to have a final maturity date of February 26, 2004. Such remaining notes have been amended to remove the features permitting the holders thereof to exchange such notes into shares of AVI BioPharma, Inc. common stock at an exchange price of $5.00 and the ability of SuperGen to use such shares valued at market at the time of repayment to repay the outstanding principal amount.

Also, as part of the private placement, the investors received warrants for AVI BioPharma, Inc. common stock with a term of approximately three and one half years to purchase an aggregate 2,634,211 shares of the common stock of AVI BioPharma, Inc., currently owned by SuperGen at an exercise price of $5.00.  Exercise of the new warrants for AVI BioPharma, Inc. common stock could result in up to $13.17 million additional funding to SuperGen.

Rodman & Renshaw, Inc. acted as an exclusive placement agent for SuperGen.

Please see SuperGen’s Current Report on Form 8-K filed today with the Securities and Exchange Commission, which has the documentation for the transaction attached as exhibits.

SuperGen has agreed to register the shares of common stock issuable upon conversion of the notes for resale under the Securities Act of 1933.

Neither the notes nor the warrants for AVI BioPharma, Inc. common stock have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. The company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statement regarding our future capital need. The actual capital need of the Company could differ materially from that projected in the forward-looking statements, as a result of known and unknown risk factors and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to clinical trial results and obtaining regulatory approval of our products, and risks and uncertainties associated with the trading price of our common stock. References made to the discussion of the risk factors are detailed in the company’s filings with the Securities and Exchange Commission, including the report on Form 10-Q for the quarter ended March 31, 2003. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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